Exhibit 99.1

NEWS RELEASE

John Wasson Named President of ICF International

FOR IMMEDIATE RELEASE

Contact: Steve Anderson, steve.anderson@icfi.com, +1.703.934.3847

FAIRFAX, Va. (June 7, 2010) – ICF International (NASDAQ:ICFI), a leading provider of consulting services and technology solutions to government and commercial clients, has named Chief Operating Officer John M. Wasson, 49, to the additional role of President of the company. ICF International Chairman and CEO Sudhakar Kesavan, who previously held the title of president, made the announcement.

“John Wasson has been instrumental to the growth of ICF,” Mr. Kesavan said. “I am confident that John will excel in this new role, and I look forward to his ongoing leadership in helping ICF exceed our goals and continue to post strong financial and operating results.” As President and COO, Mr. Wasson will continue to run the day-to-day operations of the company and work with Mr. Kesavan on executing the company’s growth strategies.

Over the course of his 23-year career at ICF, Mr. Wasson has been a consultant on environment and energy issues, headed a regional office, and led the company’s business development efforts. Mr. Wasson joined ICF in 1987 as an associate. In 1989, he was promoted to senior associate. In 1991, Mr. Wasson became project manager and was named vice president in 1994. He was promoted to senior vice president in 1998 and executive vice president in 2001. He became COO in 2003.

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About ICF International

ICF International (NASDAQ:ICFI) partners with government and commercial clients to deliver professional services and technology solutions in the energy and climate change; environment and infrastructure; health, human services, and social programs; and homeland security and defense markets. The firm combines passion for its work with industry expertise and innovative analytics to produce compelling results throughout the entire program life cycle, from research and analysis through implementation and improvement. Since 1969, ICF has been serving government at all levels, major corporations, and multilateral institutions. More than 3,500 employees serve these clients worldwide. ICF’s Web site is http://www.icfi.com/.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; and our ability to acquire and successfully integrate businesses. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements are included in the “Risk Factors” section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.